UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☑	Definitive Information Statement

LVIP BlackRock Global Real Estate Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant as Specified in its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

LVIP BlackRock Global Real Estate Fund

(formerly, LVIP Clarion Global Real Estate Fund)

May 6, 2019

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Lincoln Variable Insurance Products Trust (the “Trust”), held on December 3-4, 2018 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “Sub-Advisory Agreement”) for the LVIP BlackRock Global Real Estate Fund (formerly, the LVIP Clarion Global Real Estate Fund) (the “Fund”) between Lincoln Investment Advisors Corporation (“LIAC” or the “Adviser”) and BlackRock Investment Management, LLC (“BlackRock”), and the approval of sub-sub-advisory agreements between BlackRock and BlackRock International Limited (“BIL”) and BlackRock and BlackRock (Singapore) Limited (“BSL”) (each, a “Sub-Sub Advisory Agreement” and together, the “Sub-Sub-Advisory Agreements”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements without obtaining shareholder approval. Accordingly, approval of the Sub-Advisory Agreement and Sub-Sub-Advisory Agreements does not require a shareholder vote.

This document is for informational purposes only. You are not required to take any action and you are not requested to send us a proxy with respect to this sub-adviser change.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement when a sub-advisory agreement is entered into or materially amended without a shareholder vote. This Information Statement provides information regarding the Sub-Advisory Agreement.

I.    Background

At the Meeting, the Adviser recommended, and the Board, including all of the Independent Trustees, approved, the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreements with respect to the Fund to be effective as of January 31, 2019. Under the terms of the Sub-Advisory Agreement and the Sub-Sub Advisory Agreements, BlackRock makes investment decisions and continuously review, supervise, and administer the Fund’s investment program with respect to those assets allocated to BlackRock.

II.    Board Considerations on the Sub-Advisory Agreement and Sub-Sub-Advisory Agreements

At the Meeting, the Board of the Trust met to consider, among other things, the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreements. The Independent Trustees reported that they had reviewed materials provided by the Advisor, Lincoln National Life Insurance Company (“Lincoln Life”) and BlackRock prior to the meeting. Among other information, the Advisor, Lincoln Life, and BlackRock provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including an in-person presentation by representatives of BlackRock and BlackRock’s responses to the Advisor’s request for proposal. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers, as well as the

Advisor, Lincoln Life and BlackRock personnel to consider the approval of the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreements. The Independent Trustees reported that they had considered, among others, the factors listed below and reached the following conclusions with respect to their recommendation to the Board.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreements be approved. The Board determined that, given the totality of the information provided with respect to the Sub-Advisory Agreement and the Sub-Sub-Advisory Agreements, the Board had received sufficient information to approve the each agreement. In considering the approval of the Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Sub-Advisory Agreement

Nature, Extent and Quality of Services and Performance. In considering the approval of the Sub-Advisory Agreement between LIAC and BlackRock on behalf of the Fund, the Board considered the nature, extent and quality of services to be provided by BlackRock under the Sub-Advisory Agreement. The Board reviewed the services to be provided by BlackRock, the investment professionals to service the Fund and the reputation, resources and investment approach of BlackRock. The Board noted that BlackRock provides sub-advisory services to other funds in the Trust and that the Board had also reviewed extensive information regarding BlackRock during the annual contract renewal process that was completed in September 2018. The Board concluded that the services to be provided by BlackRock were expected to be satisfactory.

Sub-Advisory Fee and Economies of Scale. The Board noted that the sub-advisory fee schedule, which contains breakpoints, was lower than the current sub-advisory fee. The Board considered that the sub-advisory fee schedule was negotiated between LIAC and BlackRock, an unaffiliated third party, and that LIAC would compensate BlackRock from its fee and concluded the sub-advisory fee schedule was reasonable.

Profitability and Fallout Benefits. The Board considered that the sub-advisory fee schedule was negotiated between LIAC and BlackRock, an unaffiliated third party, and that LIAC would compensate BlackRock from its fees. The Board reviewed materials provided by BlackRock as to any additional benefits it would receive and noted that BlackRock stated that the engagement may raise its profile in the broker-dealer community and may increase analyst coverage for BlackRock proprietary products.

Sub-Sub-Advisory Agreements

The Board determined that, given the totality of the information provided with respect to the Sub-Sub-Advisory Agreements, the Board had received sufficient information to approve the Sub-Sub-Advisory Agreements. In considering the approval of the Sub-Sub-Advisory Agreements between BlackRock and each of BIL and BSL, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Nature, Extent and Quality of Services and Performance. In considering the approval of the Sub-Sub-Advisory Agreements between BlackRock and each of BIL and BSL with respect to the Fund, the Board considered the nature, extent and quality of services to be provided by BIL and BSL, respectively, under the Sub-Sub-Advisory Agreements. The Board considered that BIL and BSL were proposed as sub-sub-advisers in order to allow BlackRock to draw on their asset management capabilities. The Board noted

that BIL and BSL provide sub-sub-advisory services to other funds in the Trust and that the Board had reviewed information regarding BIL and BSL during the annual contract renewal process. The Board noted that BlackRock would be fully responsible to the Trust for the actions of BIL and BSL. The Board concluded that the services to be provided by each of BIL and BSL were expected to be satisfactory.

Sub-Sub-Advisory Fee and Economies of Scale. The Board noted that the Sub-Sub-Advisory Agreements would entail no fees to the Fund.

Profitability and Fallout Benefits. The Board noted that compensation, if any, to BIL and BSL would be BlackRock’s responsibility. The Board noted that the engagement of BIL and BSL may further raise the profile of BlackRock and its affiliates in the broker-dealer community and may increase analyst coverage for BlackRock proprietary products.

Overall Conclusions

Based on all the information considered and conclusions reached, the Board determined that the terms of the Sub-Advisory Agreement and the terms of the Sub-Sub-Advisory Agreements are fair and reasonable, and that approval of the Sub-Advisory Agreement and each Sub-Sub-Advisory Agreement is in the best interests of the Fund.

III.      The Sub-Advisory Agreement

The Sub-Advisory Agreement is dated January 31, 2019 and has an initial two-year term. Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Under the Sub-Advisory Agreement, BlackRock makes investment decisions and continuously review, supervise and administer the Fund’s investment program with respect to those assets allocated to BlackRock. The Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to BlackRock; or (c) BlackRock on at least sixty days’ written notice to the Adviser. The Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, or delegation (unless the Adviser has by prior written consent agreed to the delegation) or in the event the investment management agreement between the Adviser and the Trust terminates.

IV.      Information About BlackRock

BlackRock is located at 1 University Square Drive, Princeton, NJ 08540- 6455. BlackRock is an affiliate of BlackRock Advisors, LLC, a wholly-owned indirect subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the United States with approximately $5.97 trillion in assets under management as of December 31, 2018. BlackRock, Inc. is an affiliate of The PNC Financial Services Group, Inc. In managing the Fund, BlackRock utilizes sub-subadvisers, BlackRock International Limited (BIL) and BlackRock (Singapore) Limited (BSL), which are subsidiaries of BlackRock Investment Management, LLC.

The table below provides the name and principal occupation of BlackRock’s directors and executive officers. The principal address of each of the directors and executive officers is 55 East 52nd Street, New York, NY 10055.

Name	Principal Occupation
Laurence Fink	Chief Executive Officer

Robert Kapito	President
Christopher Meade	General Counsel, Chief Legal Officer and Senior Managing Director
Philippe Matsumoto	Treasurer and Managing Director
Robert Fairbairn	Senior Managing Director
Bennett Golub	Chief Risk Officer and Senior Managing Director
Robert Goldstein	Chief Operating Officer and Senior Managing Director
Barbara Novick	Vice Chairman
Gary Shedlin	Chief Financial Officer and Senior Managing Director
Charles Park	Chief Compliance Officer
R. Andrew Dickson, III	Secretary and Director

Comparable Funds

BlackRock acts as investment adviser to the following mutual funds that have objectives similar to the portion of the Fund’s assets allocated to BlackRock.

Comparable Funds	Contractual Fee (including breakpoints)	Assets under Management (as of 12/31/18)
Confidential Subadvised Fund #1	34 bps on the first $500 mm 32 bps on the next $250 mm 30 bps in excess of $750 mm	$20.7 mm

Payments of Commissions to Affiliated Brokers

As of December 31, 2018, BlackRock had the following affiliated broker-dealers:

Subsidiary Name
BlackRock Execution Services
BlackRock Investments, LLC

The Fund did not pay any brokerage commissions to brokers affiliated with BlackRock for the fiscal year ended December 31, 2018.

V.      Purchases of BlackRock’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving BlackRock or any entity controlling, controlled by or under common control with BlackRock.

VI.      Ownership of Shares

As of December 31, 2018, the Fund had 45,272,997 outstanding Standard Class shares and 11,662,686 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders and they direct the voting of the Fund’s shares.

As of December 31, 2018, the following fund beneficially owned 5% (or 25% or more of the Fund’s shares as follows:

Fund and Shareholder	Total Share Ownership
LVIP Global Growth Allocation Managed Risk Fund	36.12%

As of December 31, 2018, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.             Other Information

Investment Adviser

Lincoln Investment Advisors Corporation serves as the Fund’s investment adviser and is located at 150 N. Radnor-Chester Road, Radnor, Pennsylvania 19087.

Principal Underwriter and Distributor

The Trust’s principal underwriter and distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 N. Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $271,205 in 12b-1 fees for the fiscal year ended December 31, 2018.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2018.

Administrator

The Trust’s administrator, Lincoln National Life Insurance Company (“Lincoln Life”), is located at 1300 S. Clinton St., Fort Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $27,902 in administrative servicing costs reimbursed and contract holder servicing fees for the fiscal year ended December 31, 2018.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

Financial Statements

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Fort Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Fort Wayne, Indiana 46802 (express mail).

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